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                                                                     EXHIBIT 5.1

SHAUN R. EISENHAUER
DIRECT DIAL: (717) 237-5505
EISENHAUER@DUANEMORRIS.COM


                                October __, 1997


The Board of Directors of
 The JPM Company
Route 15 North
Lewisburg, PA  17837

Gentlemen:

     We have served as counsel to The JPM Company (the "Company") in connection with the preparation and filing with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") relating to the offer and sale by the Company of up to 2,450,000 shares (the "Shares") of Common Stock, $.000067 par value, of the Company.

     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based upon the foregoing, it is our opinion that each of the Shares, when paid for, will be duly authorized, legally and validly issued and outstanding and fully paid and nonassessable.

     We hereby consent to the use of this opinion in the Registration Statement and we further consent to the reference to our name in the Company's prospectus under the caption "Legal Matters."

                                         Sincerely,

                                         DUANE, MORRIS & HECKSCHER LLP



                                         By:____________________________________
                                                A Partner
SRE/mem